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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated December 9, 1994 (except as to Note L, which is as of January 20, 1995), accompanying the financial statements and schedule of Conquest Industries, Inc. (formerly Wico Holding Corp.) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP
- -------------------------
    GRANT THORNTON LLP


New York, New York
July 11, 1995